Exhibit (a)(1)(vi)


                                PMC-SIERRA, INC.
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
           PROMISE TO GRANT STOCK OPTION(S) - FOR NON-SENIOR OFFICERS


         In exchange for your agreement to cancel a stock option(s) covering _______ shares of common stock granted by PMC-Sierra, Inc. ("PMC"), PMC hereby promises to grant you a stock option(s) covering _________ shares of PMC's common stock (as may be adjusted for stock splits, stock dividends and similar events and as provided below) no earlier than March 27, 2003 and no later than April 30, 2003 (the "New Option(s)"). The exercise price of the New Option(s) will be the closing price of PMC's common stock as listed on the Nasdaq National Market on the date of grant of the New Option(s).

         The New Option(s) will vest and become exercisable as follows:

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------
   Original      Original       Number of       Number of New       % of Shares        Vesting Period on Unvested
  Grant Date       Grant        Cancelled       Option Shares      Vested on New          Portion of New Grant
                 Number(s)    Option Shares     to be Granted       Grant Date
--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------
1/1/1999                                                                50%         1/24 monthly over next 24 months
-12/31/1999

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------

1/1/2000                                                                25%         1/24 monthly over next 24 months
-12/31/2000

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------

1/1/2001                                                                25%         1/30 monthly over next 30 months
-6/30/2001

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------

7/1/2001                                                                25%         1/36 monthly over next 36 months
-12/31/2001

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------

1/1/2002                                                                25%         1/42 monthly over next 42 months
-8/26/2002

--------------- ------------ ----------------- ----------------- ------------------ ---------------------------------

         If you (i) are an employee of PMC or one of its subsidiaries, (ii) are a resident of the United States and (iii) meet the conditions for receiving the New Option(s), you will be granted incentive stock options to the maximum extent possible. However, a portion of the New Option(s) that you receive may exceed limits on incentive stock options and, in such case, the above grant(s) will be split between incentive stock options and nonstatutory stock options.

         The New Option(s) will otherwise be subject to:

         o the standard terms and conditions under either the PMC-Sierra, Inc. 1994 Incentive Stock Plan or the PMC-Sierra, Inc. 2001 Stock Option Plan, as applicable; and

         o    a new option agreement between PMC and you.

         Prior to the grant of the New Option(s), it is possible that PMC might be acquired by another company. This Promise to Grant Stock Option(s) is evidence of a binding commitment that PMC's successors must honor and, accordingly, in the event of any such acquisition, the acquirer would be subject to this promise to grant you a New Option. The New Option(s) would be for the purchase of the acquirer's stock (as opposed to PMC's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant of the New Option(s), and would be unaffected by the acquirer's treatment of PMC's existing stock option plans. In such case, the number of shares subject to the New Option(s) would be appropriately adjusted.

         In order to receive the New Option(s), you must be either an employee of or providing services under contract to PMC, one of its subsidiaries or a successor entity on the date the New Option(s) are granted. Accordingly, if you do not have an employment or consulting relationship with PMC (or one of its subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the New Option(s), you will not receive any New Option(s) or other consideration for your tendered options that have been accepted by PMC for exchange. Your employment or consulting relationship with PMC (or one of its subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or PMC, with or without cause or notice, subject to the laws of the country where you work and any employment or consulting agreement you may have with PMC (or one of its subsidiaries or a successor entity, as applicable).

         The parties acknowledge that it is their express wish that the present agreement, as well as all documents and notices related thereto, be drawn up in the English language. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention, ainsi que tous les documents et avis qui s'y rattachent.

         This Promise to Grant Stock Option(s) is subject to the terms and conditions of the Offer to Exchange Certain Outstanding Options for New Option(s) dated August 27, 2002 and the Election Form previously completed and submitted by you to PMC, both of which are incorporated herein by reference. These documents reflect the entire agreement between you and PMC with respect to this transaction. This Promise to Grant Stock Option(s) may only be amended by means of a writing signed by you and a duly authorized officer of PMC.


PMC-SIERRA, INC.


By:                                     Date:                           , 2002
    ---------------------------------         --------------------------



Name:
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Title:
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